FOR IMMEDIATE RELEASE

Alpha Announces First Quarter 2025 Financial Results

•Reports first quarter net loss of $33.9 million
•Posts Adjusted EBITDA of $5.7 million for the quarter
•Increases size of ABL from $155 million to $225 million through amended and extended agreement with new expiration of May 2029
•Reduces metallurgical coal sales volume guidance range to 13.8 million to 14.8 million tons for the year; adjusts down range of thermal coal shipment expectations to 0.8 million to 1.2 million tons
•Lowers 2025 capex guidance range to $130 million to $150 million
BRISTOL, Tenn., May 9, 2025 - Alpha Metallurgical Resources, Inc. (NYSE: AMR), a leading U.S. supplier of metallurgical products for the steel industry, today reported financial results for the first quarter ending March 31, 2025.

	(millions, except per share)
	Three months ended
	Mar. 31, 2025	Dec. 31, 2024	Mar. 31, 2024
Net (loss) income	($33.9)	($2.1)	$127.0
Net (loss) income per diluted share	($2.60)	($0.16)	$9.59
Adjusted EBITDA(1)	$5.7	$53.2	$189.6
Operating cash flow	$22.2	$56.3	$196.1
Capital expenditures	($38.5)	($42.7)	($63.6)
Tons of coal sold	3.8	4.1	4.4
__________________________________
1. These are non-GAAP financial measures. A reconciliation of Net Income to Adjusted EBITDA is included in tables accompanying the financial schedules.

"Alpha's first quarter results reflect the challenging market environment we continue to experience, as well as significant impacts we previously disclosed related to severe weather conditions in January and February," said Andy Eidson, Alpha's chief executive officer. "These adverse weather events put pressure on our volumes and resulted in cost increases for the quarter. In light of the poor market conditions and economic uncertainty caused by shifting tariff and trade policies, we continue to prioritize the protection of our liquidity position. As a result, we have lowered our 2025 capex guidance by roughly $27 million at the midpoint; we believe this is achievable without any negative impact to safety across the portfolio or the on-track progress of development mining at our new Kingston Wildcat low vol mine."

Todd Munsey, Alpha's chief financial officer, commented on the company's successful efforts to increase its asset-based revolving credit facility (ABL): "We are pleased to announce the increase in size of our ABL facility from $155 million to $225 million along with an extension of the maturity to May of 2029. The amended facility provides Alpha access to additional liquidity and we value the optionality that this facility provides."

Financial Performance

Alpha reported a net loss of $33.9 million, or $2.60 per diluted share, for the first quarter 2025, as compared to net loss of $2.1 million, or $0.16 per diluted share, in the fourth quarter 2024.

Total Adjusted EBITDA was $5.7 million for the first quarter, compared to $53.2 million in the fourth quarter 2024.

Coal Revenues

	(millions)
	Three months ended
	Mar. 31, 2025	Dec. 31, 2024
Met Segment	$529.7	$615.4

Met Segment (excl. freight & handling)(1)	$445.7	$519.3

Tons Sold	(millions)
	Three months ended
	Mar. 31, 2025	Dec. 31, 2024
Met Segment	3.8	4.1
__________________________________
1. Represents Non-GAAP coal revenues which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

Coal Sales Realization(1)

	(per ton)
	Three months ended
	Mar. 31, 2025	Dec. 31, 2024
Met Segment	$118.61	$127.84
__________________________________

1. Represents Non-GAAP coal sales realization which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

First quarter net realized pricing for the Met segment was $118.61 per ton. The quarter-over-quarter decrease in realizations was driven by further deterioration of metallurgical coal indices.

The table below provides a breakdown of our Met segment coal sold in the first quarter by pricing mechanism.

	(in millions, except per ton data)
Met Segment Sales	Three months ended Mar. 31, 2025
	Tons Sold	Coal Revenues	Realization/ton(1)	% of Met Tons Sold
Export - Other Pricing Mechanisms	1.0	$117.6	$119.39	29%
Domestic	0.8	$125.4	$155.54	23%
Export - Australian Indexed	1.7	$178.6	$107.44	48%
Total Met Coal Revenues	3.5	$421.5	$122.08	100%
Thermal Coal Revenues	0.3	$24.2	$79.39
Total Met Segment Coal Revenues (excl. freight & handling)(1)	3.8	$445.7	$118.61
__________________________________
1. Represents Non-GAAP coal sales realization which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

Cost of Coal Sales

	(in millions, except per ton data)
	Three months ended
	Mar. 31, 2025	Dec. 31, 2024
Met Segment	$504.6	$540.8
Met Segment (excl. freight & handling/idle)(1)	$414.7	$442.0

(per ton)
Met Segment(1)	$110.34	$108.82

__________________________________
1. Represents Non-GAAP cost of coal sales and Non-GAAP cost of coal sales per ton which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

Alpha's Met segment cost of coal sales increased to an average of $110.34 per ton in the first quarter, compared to $108.82 per ton in the fourth quarter 2024. Severe weather in January and February disrupted operations and resulted in higher costs for those months. Cost of coal sales improved in the month of March once these external challenges abated.

Liquidity and Capital Resources

Cash provided by operating activities in the first quarter decreased to $22.2 million as compared to $56.3 million in the fourth quarter 2024. Capital expenditures for the first quarter were $38.5 million compared to $42.7 million for the fourth quarter 2024.

As of March 31, 2025, the company had total liquidity of $485.8 million, including cash and cash equivalents of $448.0 million and $112.9 million of unused availability under the asset-based revolving credit facility (ABL), partially offset by a minimum required liquidity of $75.0 million as required by the ABL. As of March 31, 2025, the company had no borrowings and $42.1 million in letters of credit outstanding under the ABL. Total long-term debt, including the current portion of long-term debt as of March 31, 2025, was $5.0 million.

Amended and Extended ABL Facility

On May 6, 2025, Alpha amended and extended its ABL agreement to increase the size of the facility to $225.0 million. In addition, the company may request an increase to the capacity of the facility of up to an additional $75.0 million provided that $25.0 million shall be solely for the purpose of providing additional availability to obtain cash collateralized letters of credit. Availability under the ABL facility is calculated monthly and fluctuates based on qualifying amounts of coal inventory, trade accounts receivable, and, in certain circumstances, specified amounts of cash. Following the amendment, the ABL facility matures on May 4, 2029.

Under the amended terms of the ABL facility, letters of credit fees will be calculated at a rate of 2.25%, 2.50% or 2.75% depending on the level of available capacity under the facility, plus a fronting fee of 0.25%. Any future borrowings will bear interest based on the character of the loan (defined as either a “Term Secured Overnight Financing Rate Loan” (or “Term SOFR Loan”) or a“Base Rate Loan”). Term SOFR Loans bear interest at a rate equal to Term SOFR, plus 0.10% SOFR Adjustment plus an applicable rate of 2.25%, 2.50% or 2.75%, and Base Rate Loans bear interest at a rate equal to the Base Rate plus an applicable margin rate of 1.25%, 1.50% or 1.75%, in each case, depending on the level of available capacity under the facility at the time of the loan. The company may elect the character and interest period for each loan. All amounts borrowed may be repaid prior to maturity without penalty. A commitment fee of 0.375% will be charged on any unused capacity.

The ABL agreement limits the company’s ability to make certain restricted payments, including the payment of cash dividends and the repurchase of equity shares under its share repurchase program, if the level of cash it maintains at Regions Bank falls below $100.0 million. The ABL agreement also contains negative and affirmative covenants and requires the company to maintain minimum liquidity, as defined in the ABL agreement, of $75.0 million. As of March 31, 2025, the company’s cash balance at Regions Bank exceeded the $100.0 million threshold and the company is in compliance with all covenants under the ABL agreement.

Results of Alpha's 2025 Annual Meeting of Stockholders
The company's annual meeting of stockholders was held on May 7, 2025, and stockholders re-elected all six members of Alpha's board of directors to additional one-year terms and approved all other items proposed by the board for consideration at the meeting. The complete voting results from the annual meeting have been filed with the Securities and Exchange Commission on Form 8-K.

2025 Guidance Adjustments and Performance Update

Alpha is reducing 2025 shipment guidance for metallurgical tons to a range of 13.8 million to 14.8 million tons, down from the prior range of 14.5 million to 15.5 million tons. The company expects to ship between 0.8 million and 1.2 million tons of thermal coal for the year, down from the prior range of 1.0 million to 1.4 million tons. Alpha now expects total sales volumes of between 14.6 million and 16.0 million tons for 2025.

The company is also lowering its full-year 2025 guidance for capital expenditures. The new range is $130 million to $150 million, down from the prior range of $152 million to $182 million.

As of May 1, 2025, Alpha has committed and priced approximately 50% of its metallurgical coal for 2025 at an average price of $133.04 per ton and 100% of its thermal coal for the year at an average price of $80.75 per ton.

	2025 Guidance
in millions of tons	Low	High
Metallurgical	13.8	14.8
Thermal	0.8	1.2
Met Segment - Total Shipments	14.6	16.0

Committed/Priced[1,2,3]	Committed	Average Price
Metallurgical - Domestic		$152.05
Metallurgical - Export		$113.29
Metallurgical Total	50%	$133.04
Thermal	100%	$80.75
Met Segment	55%	$125.90

Committed/Unpriced[1,3]	Committed
Metallurgical Total	45%
Thermal	—%
Met Segment	42%

Costs per ton[4]	Low	High
Met Segment	$103.00	$110.00

In millions (except taxes)	Low	High
SG&A5	$53	$59
Idle Operations Expense	$18	$28
Net Cash Interest Income	$2	$10
DD&A	$165	$185
Capital Expenditures	$130	$150
Capital Contributions to Equity Affiliates[6]	$44	$54
Cash Tax Rate	0%	5%
Notes:
1.Based on committed and priced coal shipments as of May 1, 2025. Committed percentage based on the midpoint of shipment guidance range.
2.Actual average per-ton realizations on committed and priced tons recognized in future periods may vary based on actual freight expense in future periods relative to assumed freight expense embedded in projected average per-ton realizations.
3.Includes estimates of future coal shipments based upon contract terms and anticipated delivery schedules. Actual coal shipments may vary from these estimates.
4.Note: The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP cost of coal sales per ton sold financial measures to the most directly comparable GAAP measures without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for the reconciliation. The most directly comparable GAAP measure, GAAP cost of sales, is not accessible without unreasonable efforts on a forward-looking basis. The reconciling items include freight and handling costs, which are a component of GAAP cost of sales. Management is unable to predict without unreasonable efforts freight and handling costs due to uncertainty as to the end market and FOB point for uncommitted sales volumes and the final shipping point for export shipments. These amounts have varied historically and may continue to vary significantly from quarter to quarter and material changes to these items could have a significant effect on our future GAAP results.
5.Excludes expenses related to non-cash stock compensation and non-recurring expenses.
6.Includes contributions to fund normal operations at our DTA export facility and expected capital investments related to the facility upgrades.

Conference Call
The company plans to hold a conference call regarding its first quarter results on May 9, 2025, at 10:00 a.m. Eastern time. The conference call will be available live on the investor section of the company’s website at https://alphametresources.com/investors. Analysts who would like to participate in the conference call should dial 877-407-0832 (domestic toll-free) or 201-689-8433 (international) approximately 15 minutes prior to start time.

About Alpha Metallurgical Resources

Alpha Metallurgical Resources (NYSE: AMR) is a Tennessee-based mining company with operations across Virginia and West Virginia. With customers across the globe, high-quality reserves and significant port capacity, Alpha reliably supplies metallurgical products to the steel industry. For more information, visit www.AlphaMetResources.com.

Forward-Looking Statements

This news release includes forward-looking statements. These forward-looking statements are based on Alpha's expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Alpha to predict these events or how they may affect Alpha. Except as required by law, Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release or elsewhere after the date this release is issued. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this news release may not occur. See Alpha’s filings with the U.S. Securities and Exchange Commission for more information.

FINANCIAL TABLES FOLLOW

Non-GAAP Financial Measures

The discussion below contains “non-GAAP financial measures.” These are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP” or “GAAP”). Specifically, we make use of the non-GAAP financial measures “Adjusted EBITDA,” “non-GAAP coal revenues,” “non-GAAP cost of coal sales,” and “non-GAAP coal margin.” In addition to net income, we use Adjusted EBITDA to measure the operating performance of our reportable segment. Adjusted EBITDA does not purport to be an alternative to net income as a measure of operating performance or any other measure of operating results, financial performance, or liquidity presented in accordance with GAAP. Moreover, this measure is not calculated identically by all companies and therefore may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is presented because management believes it is a useful indicator of the financial performance of our coal operations. We use non-GAAP coal revenues to present coal revenues generated, excluding freight and handling fulfillment revenues. Non-GAAP coal sales realization per ton for our operations is calculated as non-GAAP coal revenues divided by tons sold. We use non-GAAP cost of coal sales to adjust cost of coal sales to remove freight and handling costs, depreciation, depletion and amortization - production (excluding the depreciation, depletion and amortization related to selling, general and administrative functions), accretion on asset retirement obligations, amortization of acquired intangibles, net, and idled and closed mine costs. Non-GAAP cost of coal sales per ton for our operations is calculated as non-GAAP cost of coal sales divided by tons sold. Non-GAAP coal margin per ton for our coal operations is calculated as non-GAAP coal sales realization per ton for our coal operations less non-GAAP cost of coal sales per ton for our coal operations. The presentation of these measures should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

Management uses non-GAAP financial measures to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The definition of these non-GAAP measures may be changed periodically by management to adjust for significant items important to an understanding of operating trends and to adjust for items that may not reflect the trend of future results by excluding transactions that are not indicative of our core operating performance. Furthermore, analogous measures are used by industry analysts to evaluate the Company’s operating performance. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, capital investments and other factors.

Included below are reconciliations of non-GAAP financial measures to GAAP financial measures.

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended March 31,
	2025	2024
Revenues:
Coal revenues	$529,667	$861,283
Other revenues	2,290	2,789
Total revenues	531,957	864,072
Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	504,584	648,313
Depreciation, depletion and amortization	43,910	40,701
Accretion on asset retirement obligations	5,614	6,143
Amortization of acquired intangibles, net	1,357	1,675
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	15,424	22,377
Other operating loss	1,243	2,985
Total costs and expenses	572,132	722,194
(Loss) income from operations	(40,175)	141,878
Other (expense) income:
Interest expense	(763)	(1,086)
Interest income	4,046	3,971
Equity loss in affiliates	(4,960)	(1,640)
Miscellaneous expense, net	(3,532)	(1,963)
Total other expense, net	(5,209)	(718)
(Loss) income before income taxes	(45,384)	141,160
Income tax benefit (expense)	11,437	(14,165)
Net (loss) income	$(33,947)	$126,995

Basic (loss) income per common share	$(2.60)	$9.77
Diluted (loss) income per common share	$(2.60)	$9.59

Weighted average shares – basic	13,047,607	13,002,127
Weighted average shares – diluted	13,047,607	13,236,596

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Amounts in thousands, except share and per share data)

	March 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$447,990	$481,578
Trade accounts receivable, net of allowance for credit losses of $2,291 and $2,396 as of March 31, 2025 and December 31, 2024, respectively	341,991	362,141
Inventories, net	190,093	169,269
Prepaid expenses and other current assets	27,460	23,681
Total current assets	1,007,534	1,036,669
Property, plant, and equipment, net of accumulated depreciation and amortization of $701,951 and $667,260 as of March 31, 2025 and December 31, 2024, respectively	629,045	634,871
Owned and leased mineral rights, net of accumulated depletion and amortization of $132,229 and $124,965 as of March 31, 2025 and December 31, 2024, respectively	435,852	443,467
Other acquired intangibles, net of accumulated amortization of $42,801 and $41,444 as of March 31, 2025 and December 31, 2024, respectively	38,522	39,879
Long-term restricted cash	124,185	122,583
Long-term restricted investments	42,960	43,131
Deferred income taxes	6,852	6,516
Other non-current assets	115,550	111,592
Total assets	$2,400,500	$2,438,708
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$2,669	$2,916
Trade accounts payable	110,195	96,633
Accrued expenses and other current liabilities	147,293	151,560
Total current liabilities	260,157	251,109
Long-term debt	2,365	2,868
Workers’ compensation and black lung obligations	181,278	182,961
Pension obligations	99,830	100,597
Asset retirement obligations	191,970	189,805
Deferred income taxes	29,709	40,486
Other non-current liabilities	20,353	21,385
Total liabilities	785,662	789,211
Commitments and Contingencies
Stockholders’ Equity
Preferred stock - par value $0.01, 5,000,000 shares authorized, none issued	—	—
Common stock - par value $0.01, 50,000,000 shares authorized, 22,436,240 issued and 13,052,684 outstanding at March 31, 2025 and 22,383,325 issued and 13,016,390 outstanding at December 31, 2024	224	224
Additional paid-in capital	841,870	839,804
Accumulated other comprehensive loss	(48,995)	(50,082)
Treasury stock, at cost: 9,383,556 shares at March 31, 2025 and 9,366,935 shares at December 31, 2024	(1,300,700)	(1,296,916)
Retained earnings	2,122,439	2,156,467
Total stockholders’ equity	1,614,838	1,649,497
Total liabilities and stockholders’ equity	$2,400,500	$2,438,708

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Amounts in thousands)

	Three Months Ended March 31,
	2025	2024
Operating activities:
Net (loss) income	$(33,947)	$126,995
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	43,910	40,701
Amortization of acquired intangibles, net	1,357	1,675
Amortization of debt issuance costs and accretion of debt discount	280	280
(Gain) loss on disposal of assets	(37)	1,610
Accretion on asset retirement obligations	5,614	6,143
Employee benefit plans, net	5,618	3,833
Deferred income taxes	(11,416)	1,614
Stock-based compensation	3,437	2,769
Equity loss in affiliates	4,960	1,640
Other, net	(145)	(197)
Changes in operating assets and liabilities	2,550	9,011
Net cash provided by operating activities	22,181	196,074
Investing activities:
Capital expenditures	(38,450)	(63,618)
Proceeds on disposal of assets	81	287
Purchases of investment securities	(14,663)	(7,230)
Sales and maturities of investment securities	15,080	10,172
Capital contributions to equity affiliates	(9,836)	(8,476)
Other, net	13	6
Net cash used in investing activities	(47,775)	(68,859)
Financing activities:
Principal repayments of long-term debt	(480)	(632)
Dividend and dividend equivalents paid	(415)	(3,000)
Common stock repurchases and related expenses	(5,155)	(116,089)
Other, net	(342)	(306)
Net cash used in financing activities	(6,392)	(120,027)
Net (decrease) increase in cash and cash equivalents and restricted cash	(31,986)	7,188
Cash and cash equivalents and restricted cash at beginning of period	604,161	384,125
Cash and cash equivalents and restricted cash at end of period	$572,175	$391,313

Supplemental disclosure of noncash investing and financing activities:
Accrued capital expenditures	$10,785	$14,525
Accrued common stock repurchases and stock repurchase excise tax	$—	$4,665
Accrued dividend payable	$90	$525
The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the Condensed Consolidated Balance Sheets that sum to the total of the same such amounts shown in the Condensed Consolidated Statements of Cash Flows.

	As of March 31,
	2025	2024
Cash and cash equivalents	$447,990	$269,386
Long-term restricted cash	124,185	121,927
Total cash and cash equivalents and restricted cash shown in the Condensed Consolidated Statements of Cash Flows	$572,175	$391,313

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(Amounts in thousands)

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Net (loss) income	$(33,947)	$(2,129)	$126,995
Interest expense	763	583	1,086
Interest income	(4,046)	(4,952)	(3,971)
Income tax (benefit) expense	(11,437)	7,815	14,165
Depreciation, depletion and amortization	43,910	40,836	40,701
Non-cash stock compensation expense	3,437	3,001	2,769
Accretion on asset retirement obligations	5,614	6,324	6,143
Amortization of acquired intangibles, net	1,357	1,675	1,675
Adjusted EBITDA	$5,651	$53,153	$189,563

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
RESULTS OF OPERATIONS

	Three Months Ended
(In thousands, except for per ton data)	March 31, 2025	December 31, 2024	March 31, 2024
Coal revenues	$529,667	$615,383	$861,283
Less: Freight and handling fulfillment revenues	(83,924)	(96,087)	(133,724)
Non-GAAP Coal revenues	$445,743	$519,296	$727,559
Non-GAAP Coal sales realization per ton	$118.61	$127.84	$166.68

Cost of coal sales (exclusive of items shown separately below)	$504,584	$540,754	$648,313
Depreciation, depletion and amortization - production (1)	43,592	40,525	40,396
Accretion on asset retirement obligations	5,614	6,324	6,143
Amortization of acquired intangibles, net	1,357	1,675	1,675
Total Cost of coal sales	555,147	589,278	696,527
Less: Freight and handling costs	(83,924)	(96,087)	(133,724)
Less: Depreciation, depletion and amortization - production (1)	(43,592)	(40,525)	(40,396)
Less: Accretion on asset retirement obligations	(5,614)	(6,324)	(6,143)
Less: Amortization of acquired intangibles, net	(1,357)	(1,675)	(1,675)
Less: Idled and closed mine costs	(5,991)	(2,650)	(9,775)
Non-GAAP Cost of coal sales	$414,669	$442,017	$504,814
Non-GAAP Cost of coal sales per ton	$110.34	$108.82	$115.65

GAAP Coal margin	$(25,480)	$26,105	$164,756
GAAP Coal margin per ton	$(6.78)	$6.43	$37.74

Non GAAP Coal margin	$31,074	$77,279	$222,745
Non GAAP Coal margin per ton	$8.27	$19.02	$51.03

Tons sold	3,758	4,062	4,365
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Three Months Ended March 31, 2025
(In thousands, except for per ton data)	Tons Sold	Coal Revenues	Non-GAAP Coal sales realization per ton	% of Met Tons Sold
Export - other pricing mechanisms	985	$117,600	$119.39	29%
Domestic	806	125,365	$155.54	23%
Export - Australian indexed	1,662	178,563	$107.44	48%
Total Met segment - met coal	3,453	421,528	$122.08	100%
Met segment - thermal coal	305	24,215	$79.39
Non-GAAP Coal revenues	3,758	445,743	$118.61
Add: Freight and handling fulfillment revenues	—	83,924
Coal revenues	3,758	$529,667